Exhibit 99.1

Rambus and Micron Extend Patent License Agreement

SAN JOSE, Calif. – Sept 3, 2020 – Rambus Inc. (Nasdaq: RMBS), a premier silicon IP and chip provider making data faster and safer, today announced it has extended its patent license agreement with Micron for an additional four years. The extension maintains the existing financial terms of the agreement and provides Micron with a license to the extensive portfolio of Rambus patents until December 1, 2024.

“We are very pleased Micron has extended their patent license agreement and with how our broader relationship has grown over time,” said Kit Rodgers, senior vice president of technology partnerships and corporate development at Rambus. “We look forward to our continued collaboration in the future.”

About Rambus Inc.

Rambus is a premier Silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

Source: Rambus Inc.